EXHIBIT 99.1

      ABLE
      LABORATORIES INC.

Company Contact:
Investor Relations
(609) 495-2800
Email: IR@ablelabs.com

              Able Laboratories, Inc. to Sell Business in Light of
                    FDA Requirements for Relaunch of Products

Cranbury, NJ, August 15, 2005 - Able Laboratories, Inc. today announced a decision by its Board of Directors taken as the result of discussions it has been conducting with the FDA regarding its ongoing review of internal laboratory practices and related issues.

Able had announced on May 23, 2005 that it was voluntarily recalling its products from the market because of concerns about the integrity of data used to obtain FDA approval for their sale. At that time, Able also announced that it was voluntarily suspending manufacturing and distribution of its entire product line until such time as it could assure itself that its products were manufactured and tested in compliance with standard operating procedures and current good manufacturing practices.

Able stated at the time of that announcement that it expected these actions to have a material adverse effect on its business, and later announced that it could give no assurance as to if or when it would be able to resume manufacturing operations. Since undertaking these actions, Able has not manufactured any products or generated any income or revenue. On July 18, 2005 Able filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey, Trenton Division.

Since identifying and voluntarily reporting to the FDA its concerns over the integrity of the underlying data and commencing its internal review, Able's management has been working proactively with the FDA to pursue the most efficient and effective manner in which to return its products to the market and resume normal operations. Toward this end, Able has retained special counsel and consultants and formulated a proposal designed to address all regulatory concerns as well as those of the company's customers, users of its products, stockholders and creditors. Able proposed to the FDA, in essence, that it be permitted to re-validate the product development data included in the company's previously approved Abbreviated New Drug Applications, under new management and with the data being verified by an independent outside consultant. Able proposed that it would relaunch products underlying these ANDAs upon completion of the revalidation work without the need for full FDA review and approval of all of the data supporting each ANDA. The proposal represented a departure from long-standing FDA policy in situations involving questions of data integrity, which Able felt was justified by its extraordinary voluntary actions. After careful consideration, the FDA declined the proposal. Although recognizing the company's actions, the FDA advised that the most expeditious relaunch of products would nevertheless require withdrawal, resubmission (with new data), and agency review of ANDAs for products that Able desired to manufacture in the future. In the view of Able's management, even under an expedited approach, FDA review of the ANDAs could take up to 18 months in each case.

As a result, Able now believes that as a practical matter it will not be able to return any of its products to market, and therefore produce any revenue or cash flow, for a significant period of time. Because Able's business plan for its reorganization depended on obtaining significant external financing, which in turn was predicated on its being able to return certain products to the market in a more timely manner, it has now determined that the business plan for a reorganization is not feasible. Instead, Able has determined that the best course of action to preserve value for its creditors and others would be to immediately reduce overhead and expenses as much as possible and to initiate the process of selling the company's business and assets to one or more third-party purchasers rather, than attempting to obtain financing to permit it to resume manufacturing and marketing on its own.

While it is possible for shareholders of the company's common stock to receive proceeds from such a sale or sales, there can be no guarantee that this will occur and, in fact, Able believes it unlikely to occur, because the aggregate sale proceeds would, in Able's view, be insufficient to pay all of the liabilities owed to secured and unsecured creditors of the company. Accordingly, in Able's view, it is not likely that the common stock has any value.

Able also announced that, in light of the FDA's decision and the need of the company to reduce expenses, Paul D. Cottone, the company's Chief Restructuring Officer had resigned. Mr. Cottone will continue to assist the company on a consulting basis. Richard M. Shepperd, the company's Director of Restructuring, will continue with the company's efforts to reduce expenses and to market assets.

Further information on the company may be found on the company's web site, www.ablelabs.com.This release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate" or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect actual results, which could differ materially from the forward-looking statements.

These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding court approval of the company's first day motions and other motions made by it from time to time; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the bankruptcy case to a chapter 7 case; the ultimate effect on the company of the pending inspectional observations from the FDA to the company; and the company's ability to obtain ongoing financing, and various other factors beyond the company's control. All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.